                                                           EXHIBIT 10(o)


                                          As of April 1, 1995

George S. Smith, Jr.
52 Devonshire Drive
Morganville, New Jersey  07751

Dear Mr. Smith:

      Viacom Inc. ("Viacom"), having an address at 1515 Broadway, New York, New York 10036, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

      l. Term. The term of your employment hereunder shall commence on April 1, 1995 and, unless terminated by Viacom or you pursuant to paragraph 8 hereof, shall continue through and until March 31, 1998. The period from April 1, 1995 through March 31, 1998 shall hereinafter be referred to as the "Employment Term" notwithstanding any earlier termination pursuant to paragraph 8.

      2. Duties. During the Employment Term, you agree to devote your entire business time, attention and energies to the business of Viacom and its subsidiaries. You will be Senior Vice President, Chief Financial Officer of Viacom and you agree to perform such duties, and such other duties reasonable and consistent with such office as may be assigned to you from time to time by the Executive Vice President - Finance, Corporate Development and Communications of Viacom or the Chief Executive Officer of Viacom (the "CEO") or any Executive Vice President designated by the CEO provided such Executive Vice President does not only fulfill the finance function. Your principal place of business shall be at Viacom's headquarters in the New York City metropolitan area.

      3. Compensation.

            (a) Salary: For all the services rendered by you in any capacity hereunder, Viacom agrees to pay you the sum of Four Hundred Seventy-Five Thousand Dollars ($475,000) per annum ("Salary"), payable in accordance with Viacom's then effective payroll practices. Your Salary will be increased on April 1, 1996 to Five Hundred Twenty-Five Thousand Dollars ($525,000) per

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George S. Smith, Jr.
As of April 1, 1995
Page 2


annum and on April 1, 1997 to Five Hundred Seventy-Five Thousand Dollars ($575,000) per annum.

            (b) Bonus Compensation: In addition to your Salary, you shall be entitled to receive bonus compensation for each of the calendar years during the Employment Term, determined and payable as follows ("Bonus"):

            (i) Your Bonus for each of the calendar years during the Employment Term will be based upon a measurement of performance against objectives in accordance with the Viacom Short-Term Incentive Plan, as the same may be amended from time to time.

            (ii) Your Target Bonus for each of the calendar years during the Employment Term shall be 50% of Salary which may be prorated for any partial calendar year during the Employment Term. In no event shall your Bonus for any calendar year during the Employment Term be less than 50% of your Target Bonus for such calendar year (which may be prorated for any partial calendar year); provided, however, that no portion of your Bonus shall be guaranteed for any calendar year during the Employment Term if you are one of the five named executive officers whose compensation for such calendar year must be disclosed in the Viacom proxy statement for the following year.

            (iii) Your Bonus for any calendar year shall be payable by February
                  28 of the following year.

            (c) Long-Term Incentive Plans: You will be eligible to participate in one or more of Viacom's long-term incentive plans at a level appropriate to your position as determined by the Viacom Board of Directors.

      4. Benefits. You shall be entitled to participate in such vacation, medical, dental and life insurance, 401(k), pension and other plans as Viacom, as applicable, may have or establish from time to time and in which you would be entitled to participate pursuant to the terms thereof. The foregoing, however, shall not be construed to require Viacom to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect

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George S. Smith, Jr.
As of April 1, 1995
Page 3


this Agreement. It is further understood and agreed that all benefits you may be entitled to as an employee of Viacom shall be based upon your Salary, as set forth in paragraph 3(a) hereof, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise.

      5. Business Expenses. During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to senior executives of Viacom. You shall be entitled to a car allowance in accordance with Viacom's policy.

      6. Exclusive Employment, Confidential Information, Etc.

            (a) Non-Competition. You agree that your employment hereunder is on an exclusive basis, and that during the Employment Term, you will not engage in any other business activity which is in conflict with your duties and obligations hereunder. You agree that during the Employment Term you shall not directly or indirectly engage in or participate as an officer, employee, director, agent of or consultant for any business directly competitive with that of Viacom, nor shall you make any investments in any company or business competing with Viacom; provided, however, that nothing herein shall prevent you from investing as less than a one (1%) percent shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

            (b) Confidential Information. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Viacom or any of its affiliates (except as may be required by law or in the performance of your duties hereunder consistent with Viacom's policies) and that you will comply with any confidentiality obligations of Viacom to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

George S. Smith, Jr.
As of April 1, 1995
Page 4


            (c) No Employee Solicitation. You agree that, during the Employment Term and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ, or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Viacom or any of Viacom's affiliates.

            (d) Viacom Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with Viacom and/or any of its affiliates and any works in progress, shall be works-made-for-hire and Viacom shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Viacom determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Viacom under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to Viacom, and Viacom shall have the right to use the same in perpetuity throughout the universe in any manner Viacom determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by Viacom, do any and all things which Viacom may deem useful or desirable to establish or document Viacom's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Viacom of any rights of ownership to which Viacom may be entitled by operation of law by virtue of Viacom or any of its affiliates being your employer.

            (e) Litigation. You agree that, during the Employment Term, for one
(1) year thereafter and, if longer, during the

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George S. Smith, Jr.
As of April 1, 1995
Page 5


pendancy of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your own attorneys and tax advisors and except to the extent necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving any of Viacom's affiliates, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Viacom or Viacom's counsel, and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Viacom's counsel.

            (f) No Right to Give Interviews or Write Books, Articles, Etc. During the Employment Term, except as authorized by Viacom, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Viacom or any of Viacom's affiliates or any of their officers, directors, agents, employees, suppliers or customers.

            (g) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Viacom or any of its affiliates shall remain the exclusive property of Viacom. In the event of the termination of your employment for any reason, Viacom reserves the right, to the extent permitted by law and in addition to any other remedy Viacom may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any debt you owe to Viacom or any of its affiliates at the time of or subsequent to the termination of your employment with Viacom, and (ii) the value of the Viacom property which you retain in your possession after the termination of your employment with Viacom. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

            (h) Non-Disparagement. You agree that you shall not, during the Employment Term and for one (1) year thereafter, in any communications with any customer or client of Viacom or any of Viacom's affiliates, criticize, ridicule or make any statement which disparages or is derogatory of Viacom or Viacom's

George S. Smith, Jr.
As of April 1, 1995
Page 6


affiliates or any of their officers, directors, agents or employees.

            (i) Injunctive Relief. Viacom has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) hereof will result in irreparable damage to Viacom, and, accordingly, Viacom may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Viacom.

            (j) Survival; Modification of Terms. Your obligations under paragraphs 6(a) through (i) hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Employment Term pursuant to paragraph 8 hereof or otherwise; provided, however, that your obligations under paragraph 6(a) shall cease if you terminate your employment for "Good Reason" or Viacom terminates your employment without "cause" (as such terms are defined in paragraph 8) and you notify Viacom in writing that you have elected to waive your right to receive, or to continue to receive, payments and benefits pursuant to clauses (i), (ii), (iii), (iv) and (v) of paragraph 8(d). You and Viacom agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of Viacom that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

      7. Incapacity. You agree to enroll in the Viacom Long-Term Disability program, as the same may exist from time to time ("LTD"). In the event you become totally medically disabled and cannot substantially perform your duties at any time during the Employment Term, the CEO, at any time after such disability has continued for 30 consecutive days, may determine that Viacom requires such duties and responsibilities be performed by another executive. In the event the CEO makes such a determination, you shall be placed on a "medical payroll". You will first receive benefits under Viacom's short-term disability program for the first 26 weeks of consecutive absence. Thereafter, you will be

George S. Smith, Jr.
As of April 1, 1995
Page 7


eligible to receive benefits under the LTD program in accordance with its terms. Upon receipt of benefits under the LTD program, you will also be entitled to receive a pro-rated Target Bonus for the calendar year in which such benefits commence.

      8. Termination.

            (a) Termination for Cause. Viacom may, at its option, terminate this Agreement forthwith for "cause", and Viacom shall thereafter have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits under this Agreement. For purposes of this Agreement, termination of this Agreement for "cause" shall mean termination for dishonesty, conviction of a felony, or willful unauthorized disclosure of confidential information, or if you at any time materially breach this Agreement (including, without limitation, your failure, neglect of or refusal to substantially perform your obligations hereunder as set forth in paragraphs 2 and 11 hereof) except in the event of your disability as set forth in paragraph
7. Anything herein to the contrary notwithstanding, Viacom will give you written notice prior to terminating this Agreement for your material breach setting forth the exact nature of any alleged breach and the conduct required to cure such breach. You shall have ten (10) business days from the giving of such notice within which to cure.

            (b) Good Reason Termination. You may terminate your employment hereunder for "Good Reason" at any time during the Employment Term by written notice to Viacom not more than thirty (30) days after the occurrence of the event constituting "Good Reason". Such notice shall state an effective date no later than ten (10) business days after the date it is given. Good Reason shall mean, without your prior written consent, other than in connection with the termination of your employment for "cause" (as defined above) or in connection with your permanent disability, the assignment to you by Viacom of duties substantially inconsistent with your positions, duties, responsibilities, titles or offices, the withdrawal of a material part of your responsibilities as set forth in paragraph 2, or the breach by Viacom of any of its material obligations hereunder.

            (c) Termination Without Cause. Viacom may terminate your employment hereunder without "cause" (as defined above) at any time during the Employment Term by written notice to you.

George S. Smith, Jr.
As of April 1, 1995
Page 8


            (d) Termination Payments, Etc. In the event that your employment terminates pursuant to paragraph 8(b) or 8(c) hereof, you shall be entitled to receive, subject to applicable withholding taxes:

            (i) your Salary as provided in paragraph 3(a) until the end of the Employment Term, payable in accordance with Viacom's then effective payroll practices;

            (ii) bonus compensation for each calendar year during the Employment Term equal to your Target Bonus as set forth in paragraph 3(b);

            (iii) your car allowance as provided in paragraph 5 until the end of the Employment Term, payable in accordance with Viacom's then effective payroll practices;

            (iv) medical and dental insurance coverage under COBRA until the end of the Employment Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party employer; during this period, Viacom will pay an amount equal to the applicable COBRA premiums (or such other amounts as may be required by applicable law) (which amount will be included in your income for tax purposes to the extent required by applicable law); at the end of such period, you may elect to continue your medical and dental insurance coverage at your own expense for the balance, if any, of the period required by law;

            (v) life insurance coverage until the end of the Employment Term (the amount of Salary covered by such insurance to be reduced by the amount of any salary payable to you by a third party); and

            (vi) the following with respect to grants to you under Viacom's 1989 and 1994 Long-Term Management Incentive Plans and any successor plans (collectively, the "LTMIP"):

                  (x) stock options granted to you under the LTMIP which are exercisable on or prior to the date

George S. Smith, Jr.
As of April 1, 1995
Page 9


                        of the termination of your employment under paragraph 8(b) or 8(c) or that would have vested and become exercisable on or before the last day of the Employment Term will be exercisable until six (6) months after the date of such termination or, if earlier, the expiration date of the stock options; and

                  (y) payments on the phantom shares granted to you under the LTMIP in 1989 will be calculated in the manner and made at such times as provided in the LTMIP;

provided, however, you shall be required to mitigate the amount of any payment provided for in (i), (ii) and (iii) of this paragraph 8(d) by seeking other employment or otherwise, and the amount of any such payment provided for in (i),
(ii) and (iii) shall be reduced by any compensation earned by you from a third person except that mitigation shall not be required for twelve (12) months after the termination of your employment or for the period commencing with the termination of your employment and ending on the last day of the Employment Term, whichever is shorter. The payments provided for in (i) above are in lieu of any severance or income continuation or protection under any Viacom plan that may now or hereafter exist. The payments and benefits to be provided pursuant to this paragraph 8(d) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Viacom to you under this Agreement.

            (e) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical, dental and life insurance), coverage under all Viacom benefit plans and programs (including, without limitation, vacation, 401(k) and excess 401(k) plans, pension and excess pension plans, LTD, car insurance and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

            (f) Non-Renewal Notice, Etc.. Viacom shall notify you in writing in the event that Viacom elects not to extend or renew this Agreement. If Viacom gives you such notice less than twelve (12) months before the end of the Employment Term, or your employment terminates pursuant to paragraph 8(b) or 8(c) hereof

George S. Smith, Jr.
As of April 1, 1995
Page 10


during the final twelve (12) months of the Employment Term, you shall be entitled to receive Salary as provided in paragraph 3(a), payable in accordance with Viacom's then effective payroll practices, subject to applicable withholding requirements, for the period commencing after the end of the Employment Term which, when added to the portion of the Employment Term remaining when the notice is given or the termination occurs, equals twelve (12) months; provided, however, you shall be required to mitigate the amount of any payment pursuant to this paragraph 8(f) by seeking other employment or otherwise, and the amount of any such payment shall be reduced by any compensation earned by you from a third person. The payments provided for in this paragraph 8(f) are in lieu of any severance or income continuation or protection under any Viacom plan that may now or hereafter exist.

      9. Death. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive your Salary up to the date on which the death occurs and a pro-rated Target Bonus.

      10. Section 317 and 507 of the Federal Communications Act. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Viacom for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Viacom and/or any of its affiliates.

      11. Equal Opportunity Employer. You acknowledge that Viacom is an equal opportunity employer. You agree that you will comply with Viacom policies and applicable federal, state and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

      12. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of Viacom, to the attention of the General Counsel of Viacom. Any notice given by mail shall be deemed to have been given three days following such mailing.

      13. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or Viacom except that Viacom may assign this Agreement to any affiliate or any successor in interest to Viacom.

George S. Smith, Jr.
As of April 1, 1995
Page 11


      14. New York Law, Etc. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought in the state or federal courts located in the City of New York.

      15. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on Viacom to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

      16. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

      17. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

      18. Supersedes Previous Agreement. This Agreement supersedes and cancels all prior agreements relating to your employment by Viacom or any of its affiliates.

George S. Smith, Jr.
As of April 1, 1995
Page 12


      If the foregoing correctly sets forth our understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

                                    Very truly yours,

                                    VIACOM INC.


                                    By:  /S/ WILLIAM A. ROSKIN
                                       -----------------------------------
                                       Name:   William A. Roskin
                                       Title:  Senior Vice President,
                                               Human Resources and
                                               Administration

ACCEPTED AND AGREED:


 /S/ GEORGE S. SMITH, JR.
--------------------------
  George S. Smith, Jr.

                                             March 31, 1998


George S. Smith, Jr.
52 Devonshire Drive
Morganville, New Jersey  07751


Dear Mr. Smith:


     Reference is made to that certain employment agreement between you and Viacom Inc. ("Viacom"), dated as of April 1, 1995 (your "Employment Agreement"). All defined terms used without definitions shall have the meanings provided in your Employment Agreement.

     This letter, when fully executed below, shall amend your Employment Agreement as follows:

     1. TERM. Paragraph 1 shall be amended to change the date representing the end of the Employment Term in the first and second sentences from "March 31, 1998" to "March 31, 2001".

     2. COMPENSATION / SALARY. Paragraph 3(a) shall be amended to add the following sentences at the end thereof:

          "Your Salary will be increased on April 1, 1998 to Six Hundred Twenty Five Thousand Dollars ($625,000) per annum. Your Salary will be reviewed on April 1, 1999 and April 1, 2000 and will, at that time, be increased by a percentage that is determined by Viacom after discussion with you."

     3. EXCLUSIVE EMPLOYMENT, ETC. / NON-COMPETITION. Paragraph 6(a) shall be amended to read in its entirety as follows:

          "You agree that your employment hereunder is on an exclusive basis, and that during the shorter of (x) the Employment Term and (y) one (1) year after the termination of your employment pursuant to paragraph 8(b) or 8(c) hereof or eighteen (18) months after the termination of your employment pursuant to paragraph 8(a) hereof (the "Non-Compete Period"), you will not engage in any other business activity which is in conflict with your duties and obligations hereunder. You agree that during the Non-Compete Period you shall not directly


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George S. Smith, Jr.
March 31, 1998
Page 2


          or indirectly engage in or participate as an officer, employee, director, agent of or consultant for any business directly competitive with that of Viacom, nor shall you make any investments in any company or business competing with Viacom; PROVIDED, HOWEVER, that nothing herein shall prevent you from investing as less than a one (1%) percent shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system."

     4. INCAPACITY. Paragraph 7 shall be amended to read in its entirety as follows:

          "In the event you become totally medically disabled and cannot substantially perform your duties at any time during the Employment Term, the CEO, at any time after such disability has continued for 30 consecutive days, may determine that Viacom requires such duties and responsibilities be performed by another executive. In the event that you become disabled, you will first receive benefits under Viacom's short-term disability program for the first 26 weeks of consecutive absence. Thereafter, you will be eligible to receive benefits under Viacom's Long-Term Disability ("LTD") program in accordance with its terms. Upon receipt of benefits under the LTD program, you will also be entitled to receive a pro-rated Target Bonus for the calendar year in which such benefits commence."

     5. TERMINATION / TERMINATION FOR CAUSE. Paragraph 8(a) shall be amended to replace the last sentence with the following:

          "Except for a breach which cannot by its nature be cured, you shall have ten (10) business days from the giving of such notice within which to cure."

     6. TERMINATION / GOOD REASON TERMINATION. Paragraph 8(b) shall be amended to replace the second sentence with the following sentences:

          "Such notice shall state an effective date no earlier than thirty (30) business days after the date it is given. Viacom shall have ten (10) business days from the giving of such notice within which to cure."

George S. Smith, Jr.
March 31, 1998
Page 3


     Except as herein amended, all other terms and conditions of your Employment Agreement shall remain the same and your Employment Agreement as herein amended shall remain in full force and effect.

     If the foregoing correctly sets forth our understanding, please sign one
(1) copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding amendment to your Employment Agreement.

                                             Very truly yours,

                                             VIACOM INC.



                                             By:  /s/   William A. Roskin
                                                 -------------------------------
                                                 Name:  William A. Roskin
                                                 Title: Senior Vice President,
                                                        Human Resources and
                                                        Administration
ACCEPTED AND AGREED:



 /s/  George S. Smith, Jr.
------------------------------
      George S. Smith, Jr.